EXHIBIT 4.47
THIS DEED OF RELEASE is made this 31st day of December 2007
BETWEEN:
NAM TAI ELECTRONIC & ELECTRICAL PRODUCTS LIMITED, a company duly incorporated and existing under the laws of the Cayman Islands and whose registered office is at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands (“NTEEP”); and
BEST WHOLE HOLDINGS LIMITED, a company duly incorporated and existing under the laws of Hong Kong and whose registered office is at Suites 1506-1508, One Exchange Square, 8 Connaught Place, Hong Kong (“Best Whole”).
WHEREAS:
(A)	NTEEP is the holding company of Joy Holdings Limited (“Joy Holdings”).

(B)	Joy Holdings is the holding company of Best Whole.

(C)	Best Whole is the holding company of Shenzhen Namtek Co., Ltd. (“Shenzhen Namtek”).
(D)	There is now due and owing from Best Whole to NTEEP the sum of US$800,000 (the “Loan”), being an interest-free loan advanced by NTEEP to Best Whole.
(E)	By a Sale and Purchase Agreement dated 5 October 2007 supplemented by a Supplemental Agreement dated 28 November 2007, NTEEP agreed to sell to J.I.C. Technology Company Limited (“JIC”), among other things, the equity interest in Shenzhen Namtek free from all liens, charges, encumbrances and adverse interests for the consideration of HK$79,845,667.

(F)	JIC has requested NTEEP to transfer NTEEP’s equity interest in Shenzhen Namtek to JIC by transferring to JIC NTEEP’s equity interest in Joy Holdings, which is the holding company of Best Whole, which in turn is the holding company of Shenzhen Namtek.
(G)	In order to transfer NTEEP’s equity interest in Shenzhen Namtek to JIC free from all liens, charges, encumbrances and adverse interests in the manner aforesaid, it is necessary for NTEEP to renounce its right to repayment of the Loan and/or waive repayment of the Loan and/or release Best Whole from all obligations to repay the Loan or any part thereof to NTEEP.
NOW THIS DEED WITNESSES AND IT IS AGREED as follows:
1.	In consideration of the premises and in order to enable NTEEP to transfer its equity interest in Shenzhen Namtek to JIC in the manner aforesaid free from all liens, charges, encumbrances and adverse interests, NTEEP as beneficial owner hereby renounces and disclaims its right to repayment of the Loan by Best Whole and/or waives repayment of the Loan by Best Whole and/or releases and discharges Best Whole from all obligations to repay the Loan or any part or parts thereof to NTEEP and from all liabilities whatsoever in respect of or related to the Loan.
2.	This Deed shall be governed by and construed in all respects in accordance with the laws of the Cayman Islands and the parties hereby submit to the non-exclusive jurisdiction of the courts of the Cayman Islands.
IN WITNESS WHEREOF the parties have executed this Deed on the day and year first above written.

SEALED with the Common Seal of	)
NAM TAI ELECTRONIC &	)
ELECTRICAL PRODUCTS	)	/s/ Koo Ming Kown
LIMITED and SIGNED by Mr.Koo	)
Ming Kown, its director in the presence	)
of :- /s/ K. H. Lee	)
K. H. Lee
Senior In-House Counsel

SEALED with the Common Seal of	)
BEST WHOLE HOLDINGS	)	/s/ Wong Kuen Ling, Karene
LIMITED and SIGNED by Ms. Wong	)
Kuen Ling, Karene, its director in	)
the presence of :- /s/ K. H. Lee	)
K. H. Lee
Senior In-House Counsel

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